EXHIBIT 99.1


                 PEOPLE'S LIBERATION REPORTS SECOND QUARTER 2007
                  IMPROVED OPERATING AND FINANCIAL PERFORMANCE

         o        NET SALES UP 39% FROM A YEAR AGO
         o        GROSS MARGIN INCREASED TO 49% FROM 39% A YEAR AGO
         o        REITERATES TARGET OF PROFITABILITY IN SECOND HALF OF 2007

LOS ANGELES - AUGUST 14, 2007--People's Liberation, Inc. (OTCBB:PPLB), designer of premium denim and high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today reported financial results for the second quarter and six months ended June 30, 2007.

2007 SECOND QUARTER FINANCIAL RESULTS
Net sales for the second quarter of 2007 rose approximately 39% to $4.6 million compared with $3.3 million in the same quarter last year. The increase in sales reflected continued growth of the William Rast brand. Sequentially, second quarter net sales increased approximately $800,000 from $3.8 million in the first quarter of 2007.

Gross profit in the second quarter of 2007 increased to $2.2 million, a 73% increase over gross profit of $1.3 million reported in the same quarter last year. Gross profit as a percentage of net sales for the second quarter of 2007 was approximately 49%, up from approximately 39% for the second quarter of 2006. The increase in gross profit was due to economies of scale achieved in manufacturing and production processes. Sequentially, gross profit as a percentage of net sales was also up from 44.5% in the first quarter of 2007.

Operating expenses for the second quarter of 2007 totaled $2.5 million, compared with $1.7 million in the second quarter of 2006, which included a non-recurring expense of approximately $155,000 for severance costs incurred related to the termination of an executive employee.

Minority interest for the quarter approximated $286,000 and represented six months of minority interest ($113,000 for the quarter ended March 31, 2007 and $173,000 for the quarter ended June 30, 2007) to William Rast Enterprises.

Net loss for the second quarter of 2007 was approximately $397,000, or $0.01 per share compared with a net loss of $411,000 or $0.01 per share, for the second quarter of 2006.

Highlights of the quarter and subsequent weeks include:

o Colin Dyne was appointed chief executive officer and co-chairman of the board, with Daniel Guez continuing in his capacity as Creative Director. As Creative Director, Mr. Guez will focus on product and marketing initiatives, creative design and brand strategy.

o A restructuring and expansion of the company's board of directors which added Susan White and Troy Carter to the company's board of directors. Ms. White is currently the CEO and president of Brand Identity Solutions, LLC, and Whitespeed, LLC, both full-service apparel marketing companies. Mr. Carter is currently the CEO of The Coalition, a talent management and full-service film and television production firm. In connection with the restructuring, Kevin Keating stepped down from his board post.

o A voluntary reduction in executive salaries and executive staff cuts designed to support the goal of profitability. These cost cuts are expected to generate savings in excess of $600,000 on a normalized annual basis, before giving effect to income taxes.

o The signing of new international distribution agreements for the William Rast Brand in Cyprus and Greece and the Benelux Region, which includes the Netherlands, Belgium and Luxembourg.

o        The  addition of Orly  Goldstein  to the  company's  sales  staff.  Ms.
         Goldstein brings more than two decades of apparel sales experience and expertise in the department store, specialty and chain brand distribution channels, having held senior management positions with leading brand name companies including Calvin Klein, Jordache and Skechers.

"During the quarter we made significant progress in achieving our business goals," said, Chief Executive Officer, Colin Dyne. "The second quarter's improved financial performance was driven by strong top line growth as we saw sales of the William Rast brand continue to gain momentum. In support of our efforts to expand the international footprint for the William Rast brand, we are pleased to have signed two new distribution agreements in recent weeks. We expect our international business to contribute significantly to the brand in 2008. We also saw the expansion of our specialty store and department store business where sell throughs are extremely strong. Our People's Liberation brand has momentum in the marketplace and we have seen a significant improvement in the second quarter compared to the first quarter with strong sell throughs and bookings for the third quarter. We will be launching new marketing campaigns for both brands at the end of this month to kick off our spring 2008 collections. In the meantime, we continue to focus on streamlining operations and improving our sourcing capabilities to ensure profitability and strong gross margins. We also are exploring potential acquisition candidates as a part of our strategy to create a portfolio of high-end contemporary brands under the People's Liberation umbrella. Management also reiterates its guidance that it anticipates the company will achieve profitability in the second half of this year," said Dyne.

BALANCE SHEET
As of June 30, 2007, the company had cash and equivalents of approximately $76,000, a working capital balance of approximately $3.3 million and approximately $2.4 million of borrowing availability under the its factoring agreements. This compares with $62,000 in cash and equivalents, a working capital balance of approximately $4.6 million and approximately $2.8 million of borrowing availability under its factoring agreements, as of December 31, 2006.

CONFERENCE CALL
Investors are invited to participate in the conference call today, Tuesday, August 14, 2007 at 1:30 p.m. (Pacific Time) by dialing 877-704-5386 in the U.S. or 913-312-1302 outside the U.S. A telephone replay will be available beginning today at 5:30 p.m. Pacific Time, through Thursday, August, 16, 2007 at 9:00 p.m. PT. To access the replay, dial 888-203-1112 (U.S.) or 719-457-0820
(International) and use pass code: 1444288. The call also will be webcast at www.earnings.com. For those who cannot listen to the live webcast, the call will be archived for 30 days at the investor relations section of the Company's website at www.peoplesliberation.com.

ABOUT PEOPLE'S LIBERATION, INC.
Los Angeles-based People's Liberation, Inc., designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM). The clothing consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, the Company distributes its merchandise to better department stores and boutiques, including Nordstrom, Bloomingdales, Saks Fifth Avenue, Neiman Marcus, Lisa Klein, Lulu's Boutique and Fred Segal. Outside the U.S., the Company sells its products directly and through distributors to better department stores and boutiques, in Canada Germany, Scandinavia, Mexico, Greece, Cyprus and the Benelux Region of Europe. The Company also sells merchandise on its websites: www.peoplesliberation.com and www.williamrast.com.

FORWARD-LOOKING STATEMENTS
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the belief that our international business will contribute significantly to the William Rast brand in 2008, the belief that our sell throughs are extremely strong,  our  focus  on  streamlining  operations  and  improving  our  sourcing capabilities will ensure profitability and strong gross margins, and management's belief that the company will achieve profitability in the second half of this year. Factors which could cause actual results to differ materially from these forward-looking statements include the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:
People's Liberation
Darryn Barber, CFO
213 745-2123


ICR, Inc.
Ina McGuinness/Patricia Dolmatsky
310 954-1100

                                Tables to follow

                            PEOPLE'S LIBERATION, INC.
                          Selected Balance Sheet Items
                             (All numbers in $000's)

                                                       JUNE 30,     DECEMBER 31,
                                                         2007           2006
                                                     ------------   ------------
Cash and cash equivalents ........................   $         76   $         72
Due from factor and accounts receivable ..........   $      1,865          3,791
Inventories ......................................   $      3,722          2,846
Total current assets .............................   $      5,785          6,908
Total assets .....................................   $      7,189          8,207

Accounts payable and accrued expenses ............   $      2,534          2,298
Total current liabilities ........................   $      2,534          2,301
Total liabilities ................................   $      2,595          2,362
Total stockholders' equity .......................   $      4,594          5,845
Total liabilities and equity .....................   $      7,189   $      8,207


                            PEOPLE'S LIBERATION, INC.
                      Consolidated Statements of Operations
              (all numbers in $000's, excluding numbers per share)

                                                  Three Months Ended       Six Months Ended
                                                        June 30,                June 30,
                                                 --------------------    --------------------
                                                   2007        2006        2007        2006
                                                 --------    --------    --------    --------
Net sales ....................................   $  4,607    $  3,320    $  8,423    $  6,466
Cost of goods sold ...........................      2,361       2,023       4,479       3,853
                                                 --------    --------    --------    --------
   Gross profit ..............................      2,246       1,297       3,944       2,613


Selling expenses .............................        714         356       1,602         787
Design and production ........................        491         654       1,013       1,139
General and administrative ...................      1,246         736       2,540       1,430
                                                 --------    --------    --------    --------
   Total operating expenses ..................      2,451       1,746       5,155       3,356


Loss from operations .........................       (205)       (449)     (1,211)       (743)
Interest and other income, net ...............        (94)        (38)        (81)        (42)
                                                 --------    --------    --------    --------
Loss before income taxes and minority interest       (111)       (411)     (1,130)       (701)
Provision for income taxes ...................       --          --             3           2
                                                 --------    --------    --------    --------
Net loss before minority interest ............       (111)       (411)     (1,133)       (703)
Minority interest ............................        286        --           286        --
                                                 --------    --------    --------    --------
Net loss .....................................   $   (397)   $   (411)   $ (1,420)   $   (703)
                                                 ========    ========    ========    ========

Basic and diluted loss per share (1) .........   $  (0.01)   $  (0.01)   $  (0.04)   $  (0.02)
                                                 ========    ========    ========    ========
Basic and diluted weighted average common
   shares outstanding (1) ....................     34,943      34,371      34,943      33,464
                                                 ========    ========    ========    ========

(1) Reflects the reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2006, which became effective on January 5, 2006.